Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our firm to the caption “Experts” and to the incorporation by reference of our report dated April 30, 2021, except for note 20.5, which is dated June 4, 2021, with respect to the financial statements of INSPIRA TECHNOLOGIES OXY B.H.N LTD. Included in Amendment No. 7 to the Registration Statement (Form F-1 No.333-253920) and related prospectus of INSPIRA TECHNOLOGIES OXY B.H.N LTD. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

July 13, 2021